================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                   FORM 8-K

                           ------------------------

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                          THE SECURITIES ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 29, 1994

                           CORESTATES FINANCIAL CORP
              (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                  0-6879              23-1899716
     (STATE OR OTHER            (COMMISSION           (IRS EMPLOYEE
     JURISDICTION OF            FILE NUMBER)        IDENTIFICATION NO.)
      INCORPORATION)

                              CENTRE SQUARE WEST
                              1500 MARKET STREET
                       PHILADELPHIA, PENNSYLVANIA 19101
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


          REGISTRANT'S TELEPHONE, INCLUDING AREA CODE (215) 973-3806

         (FORMER NAME AND FORMER ADDRESS, IF CHANGE SINCE LAST REPORT)


================================================================================

Item 5.  OTHER EVENTS

     As previously announced, CoreStates Financial Corp ("CoreStates") and Germantown Savings Bank ("GSB") have entered into an agreement for CoreStates to acquire GSB for a combination of cash and stock. Under the terms of the agreement each of GSB's 4.19 million shares of common stock will be exchanged for cash, CoreStates common shares or a combination of cash and CoreStates common shares valued at $62.00. CoreStates also has received an option to purchase up to 19.9% of GSB's stock if certain contingencies occur.

     The transaction, which will be accounted for as a purchase of GSB by CoreStates, is subject to certain conditions, including the receipt of regulatory and shareholder approval.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements                                         Page
    (1) Year-end consolidated financial statements of
        Germantown Savings Bank:
        (i)   Consolidated Balance Sheet as of December 31,
              1993                                                 3
        (ii)  Consolidated Statement of Income for the Year
              Ended December 31, 1993                              4
        (iii) Consolidated Statement of Changes in Shareholders'
              Equity for the Year Ended December 31, 1993          5
        (iv)  Consolidated Statement of Cash Flows for the Year
              Ended December 31, 1993                              6
        (v)   Notes to the December 31, 1993 Consolidated
              Financial Statements                                 7
        (vi)  Report of Deloitte & Touche                         18


                                            CoreStates Financial Corp
                                                  (Registrant)


                                            By:  /s/ David T. Walker
                                                 ---------------------
                                                   David T. Walker
                                                 Deputy Chief Counsel


Dated:  April 29, 1994

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


December 31, 1993
(Dollars in Thousands)
ASSETS                                                                                      1993
                                                                                      ----------

Cash and due from banks                                                               $   27,849
Money market instruments                                                                  38,004
                                                                                      ----------
        Total cash and cash equivalents                                                   65,853
                                                                                      ----------
Securities held-to-maturity (Market value: $501,296)                                     495,507
Securities available-for-sale at market value (Net amortized cost: $25,352)               27,141
                                                                                      ----------
        Total securities                                                                 522,648
                                                                                      ----------
Loans:
  Mortgage                                                                               670,405
  Consumer                                                                               374,693
  Commercial                                                                               2,280
                                                                                      ----------
        Total loans                                                                    1,047,378
  Less: Unearned income                                                                   (7,997)
        Allowance for possible loan losses                                               (23,043)
                                                                                      ----------
        Net loans                                                                      1,016,338
                                                                                      ----------
Accrued interest receivable                                                                7,726
Premises and equipment, net                                                                7,464
Other                                                                                     17,161
                                                                                      ----------
        Total assets                                                                  $1,637,190
                                                                                      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Noninterest-bearing accounts                                                        $   48,977
  Interest-bearing checking accounts                                                     122,459
  Money markets and super NOWs                                                           233,760
  Passbooks, clubs and other savings                                                     306,746
  Savings certificates of $100,000 and over                                               37,318
  Other savings certificates                                                             726,379
                                                                                      ----------
        Total deposits                                                                 1,475,639
  Other                                                                                   19,560
                                                                                      ----------
        Total liabilities                                                              1,495,199
                                                                                      ----------
Shareholders' Equity:
  Preferred stock (par value $0.10)
    15,000,000 shares authorized, none issued                                                 --
  Common stock (par value $0.10)
    35,000,000 shares authorized, outstanding at December 31, 1993: 4,189,334                419
  Additional paid-in capital                                                              38,480
  Retained earnings                                                                      101,928
  Net unrealized holding gains on securities available-for-sale                            1,164
                                                                                      ----------
        Total shareholders' equity                                                       141,991
                                                                                      ----------
        Total liabilities and shareholders' equity                                    $1,637,190
                                                                                      ==========

The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME


For the year ended December 31, 1993
(Dollars in Thousands except Per Share Amounts)
                                                                        1993
                                                                      --------
Interest income:
  Interest and fees on loans                                          $ 84,413
  Interest and dividends on investment securities                       27,201
  Interest on money market instruments                                     860
                                                                      --------
    Total interest income                                              112,474
                                                                      --------

Interest expense:
  Interest on deposits                                                  47,746
  Other                                                                    124
                                                                      --------
    Total interest expense                                              47,870
                                                                      --------
Net interest income                                                     64,604
Provision for possible loan losses                                       1,900
                                                                      --------
Net interest income after provision for possible loan losses            62,704
                                                                      --------

Noninterest income:
  Net security gains                                                     1,179
  Service charges on depositors' accounts                                3,268
  Other                                                                  1,987
                                                                      --------
    Total noninterest income                                             6,434
                                                                      --------

Noninterest expenses:
  Salaries and employee benefits                                        19,992
  Occupancy expense                                                      4,300
  FDIC insurance                                                         3,224
  Advertising                                                            2,671
  Depreciation and amortization                                            997
  Amortization of value ascribed to acquired intangibles                   798
  Other                                                                  6,196
                                                                      --------
    Total noninterest expenses                                          38,178
                                                                      --------

Income before income taxes                                              30,960
Applicable income taxes                                                 10,462
                                                                      --------
Net income                                                            $ 20,498
                                                                      ========
Earnings per common share:
  Net income                                                             $4.68
                                                                      ========

The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the year ended December 31, 1993
(Dollars in Thousands)

                                                                                                 Net
                                                                   Additional                 Unrealized
                                        Preferred      Common        Paid-In      Retained     Holding
                                          Stock/*/     Stock         Capital      Earnings      Gains     Total
                                        -------------------------------------------------------------------------
Balance at December 31, 1992                --          $411         $36,798      $ 83,085          --   $120,294
77,481 stock options exercised                             8           1,682                                1,690
Net income                                                                          20,498                 20,498
Adoption of SFAS No. 115, net of
 income taxes, see Note 1                                                                       $1,164      1,164
Cash dividends paid ($0.40 per share)                                               (1,655)                (1,655)
                                        -------------------------------------------------------------------------
Balance at December 31, 1993                --          $419         $38,480      $101,928      $1,164   $141,991
                                        =========================================================================

/*/The Bank's Articles of Incorporation authorize the issuance of 15,000,000 shares of preferred stock, par value $0.10 per share. The preferred stock may be issued at any time upon terms as determined by the Board of Directors.







The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 1993
(Dollars in Thousands)
                                                                               1993
                                                                            ----------
Cash flows from operating activities:
  Net income                                                                $   20,498
  Reconciliation of net income to cash provided by
    operating activities:
      Depreciation and amortization                                                997
      Amortization of value ascribed to acquired intangibles                       798
      Deferred taxes                                                            (1,212)
      Provision for possible loan losses                                         1,900
      Gain on sales and calls of securities                                     (1,179)
      Loss on sale of premises and equipment                                         3
      Decrease in interest receivable                                            2,038
      Decrease in interest payable                                                (231)
      Decrease in accrued expenses                                                 (93)
                                                                            ----------
        Net cash provided by operating activities                               23,519
                                                                            ----------
Cash flows from investing activities:
  Proceeds from amortization, prepayments and maturities
    of securities                                                            1,033,499
  Proceeds from sales of securities                                              4,806
  Purchases of securities                                                   (1,100,497)
  Principal collected on loans                                                 431,977
  Loans funded                                                                (452,346)
  Capital expenditures                                                          (1,476)
  Proceeds from sale of premises and equipment                                     105
  Net decrease in other assets                                                     469
                                                                            ----------
        Net cash used in investing activities                                  (83,463)
                                                                            ----------
Cash flows from financing activities:
  Net increase in demand deposits, NOW accounts,
    money markets, and savings accounts                                         37,094
  Proceeds from sale of savings certificates                                   263,342
  Payments for maturing savings certificates                                  (243,651)
  Net increase in other liabilities                                              3,368
  Dividends paid                                                                (1,655)
  Proceeds from issuance of common stock                                         1,690
                                                                            ----------
        Net cash provided by financing activities                               60,188
                                                                            ----------
Net increase in cash and cash equivalents                                          244
Cash and cash equivalents at beginning of year                                  65,609
                                                                            ----------
Cash and cash equivalents at end of year                                    $   65,853
                                                                            ==========
Supplemental Disclosures:
 Interest paid on deposits and funds borrowed                               $   48,101
 Income taxes paid                                                              10,448
 Transferred from loans to other real estate owned                               1,893
 Transfer of securities from amortized cost to available-for-sale               25,352

The accompanying notes are an integral part of the consolidated financial statements.

GERMANTOWN SAVINGS BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands except Per Share Amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation. The consolidated financial statements include the accounts of Germantown Savings Bank (the Bank) and its wholly owned subsidiaries, GSB Investment Inc. and Morris Holdings, Inc. All significant intercompany accounts and transactions have been eliminated.

  Investments and Mortgage-Backed Securities. In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank elected to adopt SFAS No. 115 effective December 31, 1993. The effect of initial adoption of SFAS No. 115 is to increase the Bank's shareholders' equity as of December 31, 1993 by $1,164, net of applicable income taxes of $625. At December 31, 1993, the Bank classifies and accounts for debt and equity securities as follows:

    Securities Held-to-Maturity. Securities held-to-maturity are stated at cost, adjusted for unamortized purchase premiums and discounts, based on Management's intent and the Bank's ability to hold, considering all reasonable foreseeable conditions and events. Purchase premiums and discounts are amortized or accreted to income over the life of the related security or the first repricing period. The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

    Securities Available-for-Sale. Securities available-for-sale, carried at approximate market or fair value, are those Management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs and other conditions.

  Loans and Nonaccrual Loans. Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Loan origination fees and direct loan origination costs are deferred and accreted into interest income by methods which approximate the interest method over the lives of the loans. Loans are placed on nonaccrual when, in the judgment of Management, the collection of all or a portion of accrued interest or principal becomes doubtful. The classification of a loan as nonaccrual is not necessarily indicative of a potential charge-off of principal.

  Allowance for Possible Loan Losses. The Bank maintains an allowance for possible loan losses based on an evaluation of the loan portfolio by Management. Factors considered by Management include the contractual status of the loans, the estimated fair market values of the properties that represent collateral, the past experience and financial condition of the borrowers and/or any guarantors, the composition and risk characteristics of the portfolio, and the current economic environment.

  Premises and Equipment. The Bank carries premises and equipment at cost less accumulated depreciation and amortization. The Bank computes depreciation expense by the straight-line method based on estimated useful lives. The Bank capitalizes leasehold improvements and amortizes them over the life of the lease or the estimated useful life of the improvement, whichever is shorter. The Bank expenses maintenance and repairs as incurred.

  Other Real Estate Owned. The Bank records real estate acquired through foreclosure and held for resale at the lower of the carrying value of the loan or the estimated fair market value of the real estate, less estimated costs to sell. Other real estate owned is carried as other assets on the consolidated balance sheet.

  Pension Plan. The Bank sponsors a noncontributory defined benefit pension plan covering all employees working 1,000 hours or more in the year after 12 months of continuous service. The employee's compensation during the last five years of employment and years of service are the basis for determining plan benefits. The Bank funds pension costs in accordance with the minimum funding standards as established by the Employee Retirement Income Security Act (ERISA).

  Postretirement Benefits. In September 1992, the Bank elected to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under this Standard, the Bank elected immediate recognition of its obligations and, consequently, restated its earnings for the first quarter of 1992 as required under this Standard.

  Income Taxes. Applicable income taxes are based on amounts reported in the statement of income excluding permanent, nontaxable income such as interest on state and municipals and nondeductible expenses. In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," effective for fiscal years beginning after December 15, 1992. A requirement of SFAS No. 109 is that deferred tax liabilities or assets are computed using the tax rate expected to be in effect when taxes are actually paid or recovered. The Bank adopted the provisions of SFAS No. 109 during 1993. The impact on the financial statements was insignificant.

  Earnings per Common Share. Earnings per common share is based on income divided by the weighted-average number of shares and equivalent shares outstanding for each of the periods presented. When the average market price of the common stock for the periods exceeds the exercise price of the options, the number of shares of common stock is increased by the number of shares issuable on the exercise of options based on the assumption that common stock could be purchased with the proceeds from the exercise of options. The weighted-average number of common and common share equivalents outstanding for 1993 amounts to 4,376,892.

  Cash and Cash Equivalents. For purposes of the statement of cash flows, cash and cash equivalents include cash, due from banks and interest-bearing money market instruments, generally maturing within 90 days.

  Postemployment Benefits. In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Standard, effective for fiscal years beginning after December 15, 1993, requires employers to accrue for workers' compensation, disability, COBRA health benefits, supplemental unemployment benefits, severance pay and similar benefits provided to former or inactive employees, including their beneficiaries and dependents, after active employment but before retirement. Under the Standard, if a postemployment benefit accumulates with service or vests and the payment of the benefit is probable and can be reasonably estimated, the cost of the benefit must be accrued during the service or vesting period. If a postemployment benefit does not vest, is not probable and cannot be reasonably estimated, any cost and liability is recognized when it is probable that a benefit obligation has been incurred and the amount can be reasonably estimated. Management does not believe that this Standard will have a material effect on the Bank's financial condition or earnings.

  Fair Value of Financial Instruments. The Bank's disclosure of the estimated fair value of financial instruments (see Note 14) is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

2. CONVERSION:

  In April 1987, the Bank completed its conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank through amendments to its charter and sale of 4,025,000 shares of $0.10 par value common stock. The net proceeds of the sale were $36,356. At the time of conversion, the Bank established a liquidation account in the amount of $23,778 equal to the Bank's total net worth at December 31, 1986.
  The liquidation account has been established for a period of ten years for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after the conversion, subject to downward adjustment. Eligible depositors would be entitled, in the unlikely event of complete liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors at the time of liquidation), but before any distributions made to the Bank's shareholders, equal to their proportionate interest at that time in the liquidation account. Except for the repurchase of stock by the Bank, the existence of the liquidation account will not restrict the use or application of such capital.

3. SECURITIES HELD-TO-MATURITY AND SECURITIES AVAILABLE-FOR-SALE:

  At December 31, 1993, the amortized cost, gross unrealized gains and losses and the approximate market values of securities held-to-maturity are as follows:

                                                          Gross           Gross
                                          Amortized     Unrealized      Unrealized      Market
                                            Cost          Gains           Losses        Value
                                          -----------------------------------------------------
U.S. Government and agencies              $283,709      $    9             $114        $283,604
GNMA, FNMA and FHLMC mortgage-backed
 securities                                211,798       5,894               --         217,692
                                          -----------------------------------------------------
 Totals                                   $495,507      $5,903             $114        $501,296
                                          =====================================================

  At December 31, 1993, the net amortized cost, gross unrealized gains and losses and the carrying values (approximate market values) of securities available-for-sale are as follows. Net amortized cost represents amortized cost less the previous reserve of $1,348.


                                             Net           Gross          Gross
                                            Amortized    Unrealized     Unrealized     Market
                                             Cost          Gains          Losses       Value
                                            --------------------------------------------------
State and municipals                        $12,788        $  168          $ --        $12,956
Other bonds, notes and debentures            12,564         1,621            --         14,185
                                            --------------------------------------------------
 Totals                                     $25,352        $1,789          $ --        $27,141
                                            ==================================================

  At December 31, 1993, the maturity distribution of the amortized cost and the approximate market value of securities held-to-maturity by contractual maturity are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                                            December 31, 1993
                                                      -----------------------------
                                                      Amortized             Market
                                                        Cost                Value
                                                      -----------------------------
Due 1 year or less                                    $233,460             $233,451
After 1 year to 5 years                                 50,249               50,153
After 5 years to 10 years                                   --                   --
More than 10 years                                          --                   --
                                                      -----------------------------
                                                       283,709              283,604
GNMA, FNMA and FHLMC mortgage-backed securities        211,798              217,692
                                                      -----------------------------
 Totals                                               $495,507             $501,296
                                                      =============================

At December 31, 1993, the maturity distribution of the net amortized cost and the carrying amount (approximate market value) of securities available-for-sale by contractual maturity are shown below. Since borrowers may have the right to call or prepay obligations with or without prepayment penalties, expected maturities will differ from contractual maturities.

                                                   December 31, 1993
                                              ----------------------------
                                                Net
                                              Amortized           Carrying
                                                Cost                Value
                                              ----------------------------
Due 1 year or less                            $    --              $    --
After 1 year to 5 years                           210                  210
After 5 years to 10 years                       7,668                8,913
More than 10 years                             17,474               18,018
                                              ----------------------------
 Totals                                       $25,352              $27,141
                                              ============================

  During 1993, the Bank sold securities with a carrying value of $4,620, received net proceeds of $4,806 and recognized net profits of $186 on these sales. Also during 1993, securities with a carrying value of $107,883 were called. Proceeds of $108,876 were received and net gains of $993 were recorded on these calls.
  Excluding U.S. Government and agency obligations, the Bank's current Investment Policy limits securities issued by any one issuer to $5,000 except for federal funds which are limited to $7,000 per correspondent. At December 31, 1993, GSB's securities issued by banks and bank holding companies amount to $1,500 (market value of $1,506), and daily federal funds amount to $13,000. Such holdings could be affected by the condition of the banking industry and the general economy. The Bank's holdings of short-term money market instruments including commercial paper and excluding federal funds amount to $25,004 at year-end 1993. Bank policy requires that commercial paper be rated A1/P1 at the time of purchase.

4. LOANS:

  The Bank's construction, direct residential, consumer and commercial lending activity is generally limited to southeastern Pennsylvania, south and central New Jersey, Delaware and northeastern Maryland. The Bank's indirect residential mortgage lending activity includes regions believed by Management not to be experiencing unusual economic problems. These lending regions and activities could be affected by regional economic problems or a downturn in real estate values.
  Generally, Management places a loan on nonaccrual status and reverses all accrued and unpaid interest when a loan becomes 90 days delinquent or earlier if collection is doubtful. At December 31, 1993, loans on which the accrual of interest has been discontinued or reduced amounts to $640. If interest on these loans had been accrued, additional income would have approximated $432. Designation of loans as nonaccrual or partial accrual does not relieve the borrowers of their contractual obligations.
  Included in other assets on the consolidated balance sheet is other real estate owned amounting to $1,078 at December 31, 1993.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:

  Changes in the allowance for possible loan losses are as follows:

                                                             1993
                                                           -------
Balance, January 1                                         $18,855
Provision charged to income                                  1,900
Charge-offs                                                 (1,192)
Recoveries                                                   3,480
                                                           -------
Balance, December 31                                       $23,043
                                                           =======

6. PREMISES AND EQUIPMENT:

  At December 31, 1993, premises and equipment are as follows:

                                                                  1993
                                                                -------
Land                                                            $   396
Buildings and improvements                                       10,284
Equipment                                                        11,821
                                                                -------
  Total                                                          22,501
Less: Accumulated depreciation and amortization                  15,037
                                                                -------
  Premises and equipment, net                                   $ 7,464
                                                                =======

7. DEPOSITS:

   Interest on deposits at December 31, 1993 is as follows:

                                                                  1993
                                                                -------
Interest-bearing checking accounts                              $ 2,208
Money market and super NOWs                                       5,846
Passbooks, clubs and other savings                                6,263
Savings certificates of $100,000 and over                         1,780
Other savings certificates                                       31,649
                                                                -------
  Total                                                         $47,746
                                                                =======

  The maturity distribution of savings certificates at December 31, 1993 is as follows:

                                                                  1993
                                                                -------
Due one year or less                                            $575,172
Due more than one year to two years                              143,653
Due more than two years to three years                            21,964
Due more than three years                                         22,908
                                                                --------
  Total                                                         $763,697
                                                                ========


8. PENSION PLAN:

  The Bank has a defined benefit pension plan for active employees. Net pension cost is $834 for the year ended 1993. The components of net pension cost are as follows:

                                                                   1993
                                                                  -----
Service cost-benefits earned during the year                      $ 641
Interest cost on projected benefit obligation                       773
Actual return on plan assets                                       (862)
Net amortization and deferral                                       282
                                                                  -----
  Net periodic pension cost                                       $ 834
                                                                  =====

  The following table presents a reconciliation of the funded status of the defined benefit plan at December 31, 1993:


                                                                              1993
                                                                            --------
Actuarial present value of benefit obligations:
  Vested                                                                    $ (6,575)
  Nonvested                                                                     (912)
                                                                            --------
    Accumulated benefit obligation                                          $ (7,487)
                                                                            ========
Projected benefit obligation for service rendered to date                   $(11,734)
Plan assets at fair value invested principally in equity and
  fixed-income mutual funds                                                    9,050
                                                                            --------
Projected benefit obligation in excess of plan assets                         (2,684)
Unrecognized net loss from past experience different from that
  assumed and effects of changes in assumptions                                1,808
Prior service cost not yet recognized in net periodic pension cost               427
Unrecognized net asset at January 1, 1986 being recognized over 13.1 years      (294)
                                                                            --------
  Pension liability included in the consolidated balance sheet              $   (743)
                                                                            ========

  Actuarial assumptions used in determining pension cost are as follows:

                                                                              1993
                                                                            -------
Discount rate used in determining projected benefit obligation                7.00%
Rate of increase in compensation levels                                       5.00%
Expected long-term rate of return on plan assets                              7.25%

9. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

  The Bank provides hospitalization and life insurance to former employees who retired prior to August 1, 1989, and their spouses. In September 1992, the Bank elected to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under this Standard, the Bank elected immediate recognition of its obligation and, consequently, the Bank restated its earnings for the first quarter of 1992 as required under this Standard.
  The hospitalization plan is a continuation of coverage under the active plan for pre-65 retirees and dependents. Coverage for post-65 retirees and dependents is coordinated with Medicare under a Medicare Supplemental plan. HMO coverage is offered to retirees where available. The life insurance plan provides coverage which is based on a multiple of final salary which varies by duration since retirement. The life insurance face amounts are subject to maximums. The components of postretirement cost for 1993 are as follows:

                                                                                             1993
                                                                       ------------------------------------------------
                                                                                             Life
                                                                         Health            Insurance            Total
                                                                       ------------------------------------------------
Service cost-benefits earned during the year                               $ --               $--                $ --
Interest on accumulated postretirement benefit obligation                   300                30                 330
Actual return on plan assets                                                 --                --                  --
Amortization of transition obligation over 1 year                            --                --                  --
Net amortization and deferral                                                --                --                  --
                                                                       ------------------------------------------------
 Net periodic postretirement benefit cost                                  $300               $30                $330
                                                                       ================================================


  The following table presents a reconciliation of the funded status of the postretirement benefit plan at December 31, 1993:

                                                                           December 31, 1993
                                                                   -------------------------------
                                                                                  Life
                                                                    Health     Insurance     Total
                                                                   -------------------------------
Accumulated postretirement benefit obligation
  attributable to retirees                                         $(4,050)     $(437)     $(4,487)
Fair value of plan assets                                               --         --           --
                                                                   -------------------------------
Accumulated postretirement benefit obligation
  in excess of plan assets                                          (4,050)      (437)      (4,487)
Unrecognized net loss                                                  190         70          260
Unamortized prior service cost                                          --         --           --
Unrecognized transition obligation                                      --         --           --
                                                                   -------------------------------
  Accrued postretirement benefit obligation                        $(3,860)     $(367)     $(4,227)
                                                                   ===============================

  The assumed annual rate of increase in the per capita cost of health care benefits is 13%, gradually decreasing to 5.0% by the year 2008. The assumed discount rate used to measure the accumulated postretirement benefit obligation is 7.0% at year-end 1993. Increasing the assumed health care cost by 1% in each year would increase the accumulated postretirement benefit obligation by 8.0% and the net periodic postretirement benefit cost by 7.9%.

10. INCOME TAXES:

  The components of applicable income taxes are as follows:

                                                          1993
                                                        -------
Federal:
  Current                                               $11,674
  Deferred                                               (1,212)
                                                        -------
                                                         10,462
State: Currently payable                                     --
                                                        -------
  Applicable income taxes                               $10,462
                                                        =======

  A reconciliation of the tax computed at the statutory federal income tax rate to applicable income taxes and a reconciliation of the difference between the statutory income tax rate and the effective tax rate are as follows:

                                                               1993
                                                     -------------------------
Tax at statutory rate                                $10,836              35.0%
Increase (reduction) in taxes resulting from:
 Tax-exempt interest income                             (401)             (1.3)
 Other                                                    30               0.1
 Dividends received deduction                             (3)               --
                                                     -------------------------
   Applicable income taxes                           $10,462              33.8%
                                                     =========================

  Items that give rise to significant portions of the Bank's deferred tax asset, calculated at a 35% tax rate, at December 31, 1993 are as follows:

Deferred tax assets:
  Allowance for possible loan losses                      $ 7,570
  Postretirement benefits other than pensions               1,480
  Other, net                                                   (8)
                                                          -------
    Net deferred tax asset                                $ 9,042
                                                          =======

  Under the current tax code, the Bank qualifies as a thrift institution and, accordingly, has received certain deductions as a result of its levels of investments in qualified assets, primarily mortgages and mortgage-backed securities. Included in retained earnings of the Bank at December 31, 1993 is $4,115 for an income tax reserve for losses for qualified real property loans for federal income tax purposes that resulted in income tax deductions in prior years and for which no provision for federal income taxes had been made. Should the Bank become unable to qualify as a thrift institution for federal tax purposes, or should the reserve be used for purposes other than to absorb qualifying losses, the reserve would result in taxable income at the then current tax rate.

11. STOCK OPTION PLAN AND PROGRAM:

  The Bank sponsors a Stock Option and Appreciation Rights Plan (the Plan) for officers and a Non-Qualified Stock Option Program (the Program) for non-officer Directors. The Plan and the Program are separately administered by a committee comprised of non-officer members of the Board of Directors. Under the Plan and the Program, the exercise price of an option is the fair market value of the Bank's common stock at the date of grant. The Bank has authorized and reserved 443,250 shares for issuance under the Plan and 100,000 shares under the Program, as amended. Transactions in the Plan and Program during 1993 are as follows:


                                                 Plan                           Program
                                        -------------------------      -------------------------
                                                     Per Share                     Per Share
                                         Shares       Price             Shares      Price
                                        -------------------------      -------------------------
Exercisable, December 31, 1992           318,649   $9.75 to $21.875     55,443  $9.75 to $21.875
Exercised                                (65,542)   9.75 to  21.875    (11,939)  9.75 to 13.75
Granted                                   16,000       29.00             5,313      29.00
Canceled                                      --          --            (5,313)     13.75
                                         -------                       -------
Exercisable, December 31, 1993           269,107   $9.75 to $29.00      43,504  $9.75 to $29.00
                                         =======                       ========

12. LEASE OBLIGATIONS AND EMPLOYMENT AGREEMENTS:

  The Bank has lease obligations for certain bank offices which expire at various dates through 2005, excluding renewal options, and for equipment. The leases for bank offices generally require a fixed monthly rental payment and provide that real estate taxes, insurance, and maintenance are to be paid by the Bank. Most of the leases for bank offices contain renewal options providing for rental increases based on fixed dollar amounts or increases in certain price indices. In 1993, total rent expense is $2,756.

  At December 31, 1993, future minimum rental payments, excluding real estate taxes, insurance and maintenance, required under noncancelable operating leases that have initial or remaining lease terms in excess of one year are as follows:

                     1994                  $ 2,687
                     1995                    2,554
                     1996                    2,234
                     1997                    2,059
                     1998                    1,857
                     1999 and thereafter     6,964
                                             -----
                       Total               $18,355
                                            ======

  The Bank has employment agreements with certain key officers. The agreements have terms of up to five years with renewal options of up to five years and one year death or disability payments. The agreements also include provisions for certain severance payments. At December 31, 1993, the aggregate commitment for future salaries under these agreements is $3,549. In addition, the Bank plans to enter into one or two year employment agreements with fifteen other officers of the Bank which will become effective upon a change in control of the Bank. The aggregate commitment for future salaries under these agreements would be $1,642. Finally, on January 1, 1994, the Bank implemented a Severance Policy covering all full-time employees with one year or more of service who are terminated on an involuntary basis for reasons other than willful misconduct. The primary benefit under this Policy is two weeks of pay for each completed year of full-time service to a maximum of twenty-six weeks. The aggregate commitment under this Policy is $3,676.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

  To meet the financing need of its customers, the Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business. These financial instruments include commitments to originate and/or purchase residential, consumer, and construction loans and standby letters of credit to guarantee performance of a customer to a third party. Such instruments generally have fixed expiration dates or termination clauses and may require payment of fees to the Bank. The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on-balance sheet instruments which involves assessing the customer's credit worthiness on a case-by-case basis and making a determination as to collateral that will be required. These instruments are properly not recorded on the Bank's financial statements. Management believes its diversified loan portfolio is not dependent upon any particular economic sector.

  Since some commitments and letters of credit are expected to expire without being drawn down, the amounts summarized below at December 31, 1993, do not necessarily represent future cash requirements.

                                                              1993
                                                           ---------
Commitments to extend credit                                $86,136
Standby letters of credit                                       211

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The Bank uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and money market instruments: The carrying value is a reasonable estimate of fair value.

Securities: For securities with a quoted market price, fair value is equal to quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other homogeneous categories of loans such as residential mortgages and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

Accrued interest receivable: The carrying value is a reasonable estimate of fair value.

Deposit liabilities: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For savings certificates, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

Other liabilities:  The carrying amount is a reasonable estimate of fair value.

Commitments to extend credit and standby letters of credit: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

  At December 31, 1993, the carrying amount and the estimated fair value of the Bank's financial instruments are as follows:

                                                      December 31, 1993
                                                  --------------------------
                                                   Carrying           Fair
                                                    Amount           Value
                                                  ----------      ----------
Financial assets:
  Cash and money market instruments               $   65,853      $   65,853
                                                  --------------------------
  Securities                                         522,648         528,437
                                                  --------------------------
  Loans, net of unearned income                    1,039,381       1,060,170
  Less: Allowance for possible loan losses           (23,043)        (23,043)
                                                  --------------------------
  Net loans                                        1,016,338       1,037,127
                                                  --------------------------

Financial liabilities:
  Deposits:
    Checking, savings and money market accounts      711,942         711,942
    Savings certificates                             763,697         787,508
  Other                                               19,560          19,560

Unrecognized financial instruments:
  Commitments to extend credit                        86,136          86,136
  Standby letters of credit                              211             211

  The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1993. Although Management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15. ACQUISITION:

  On March 20, 1992, the Bank acquired all of the deposits and liabilities totaling approximately $74.6 million and loans totaling approximately $25.2 million plus accrued interest of the former Springfield Federal Savings Association from the Resolution Trust Corporation (RTC.) The Bank also acquired servicing rights to loans and rights to acquire certain other loans in this transaction. The Bank paid a premium of approximately $4.3 million and received approximately $44.8 million in cash from the RTC. Based on various factors including interest rates and estimated cash flow and earnings, the premium paid was allocated to deposits, loans, loan servicing and other intangibles. The premium of approximately $3.3 million allocated to deposits is being amortized over the various estimated lives of those deposits, up to 60 months. The premium of $835 thousand allocated to loans is being amortized over their estimated lives or reset periods, whichever is shorter. The Bank also received options to purchase the two banking offices and furniture and fixtures and the right to assume a lease on land. The Bank exercised these options and assumed the land lease.

16. AGREEMENT BETWEEN GSB AND CORESTATES FINANCIAL CORP:

  On March 7, 1994, GSB and CoreStates Financial Corp entered into an agreement for CoreStates to acquire GSB for a combination of cash and stock. Assuming approval by regulators and by GSB shareholders, the transaction is expected to close in the third quarter of 1994, and will be accounted for as a purchase. The accompanying financial statements do not include any adjustments in contemplation of this proposed acquisition.

17. OTHER MATTERS:

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average total required reserves for 1993 is $4,216.

  The Banking Code of the Commonwealth of Pennsylvania states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus (retained earnings) is at least equal to capital. The Bank's Articles provide that the Bank shall not declare or pay any dividend if the effect of such dividend would cause the Bank's retained earnings to be reduced below the amount required for the current balance of the liquidation account. Finally, dividends may not be declared or paid if the Bank is in default in payment of any assessment due the FDIC. At December 31, 1993, the Bank's accumulated net earnings exceed capital by $63.0 million; the Bank's retained earnings were in excess of the liquidation account; and the Bank was not in default of any assessment due the FDIC.

  The Bank is also required to maintain certain levels of capital. At December 31, 1993, the Bank's leverage capital and total risk-based capital ratios are 8.58% and 17.36%, respectively.

18. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following table presents summarized quarterly data for 1993:


                                                      Three Months Ended
                                              ----------------------------------
                                                             1993
                                              ----------------------------------
                                              Dec. 31  Sept. 30 June 30  Mar. 31
                                              ----------------------------------

Loan interest and fees                        $20,369  $21,206  $21,417  $21,421
Investment interest and dividends               6,466    6,661    6,931    7,143
Money market interest                             229      246      188      197
                                              ----------------------------------
Total interest income                          27,064   28,113   28,536   28,761
Interest expense                               10,820   11,513   12,425   13,112
                                              ----------------------------------
Net interest income                            16,244   16,600   16,111   15,649
Provision for possible loan losses                100      200      750      850
Net security gains                                250      117      495      317
Other noninterest income                        1,099    1,187    1,832    1,137
Noninterest expenses                            9,587    9,652    9,342    9,597
                                              ----------------------------------
Income before income taxes                      7,906    8,052    8,346    6,656
Applicable income taxes                         2,684    2,685    2,839    2,254
                                              ----------------------------------
Net income                                    $ 5,222  $ 5,367  $ 5,507  $ 4,402
                                              ==================================
Earnings per common share:
Net income                                      $1.19    $1.22    $1.26    $1.01
                                              ==================================
Dividends per share                             $0.10    $0.10    $0.10    $0.10
                                              ==================================
Weighted-average common shares outstanding      4,405    4,399    4,355    4,349
                                              ==================================

Earnings per common share is computed independently for each of the quarters presented. Consequently, the sum of quarters does not equal the earnings per common share.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Shareholders of
Germantown Savings Bank:

  We have audited the accompanying consolidated balance sheet of Germantown Savings Bank and subsidiaries (the "Bank") as of December 31, 1993, and the related consolidated statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's Management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1993 consolidated financial statements present fairly, in all material respects, the financial position of Germantown Savings Bank and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1993 the Bank changed its method of accounting for investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.



                                                            DELOITTE & TOUCHE



Philadelphia, Pennsylvania
January 21, 1994, except for
  Note 16 which is dated
  March 7, 1994